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                                                                  EXHIBIT 10.14


                              K & F Industries, Inc.

                         EXECUTIVE DEFERRED BONUS PLAN

PURPOSE:                 To retain and attract key executives of the Company.


PARTICIPATION:           A limited number of senior executives of the Company
                         selected by the Chairman of the Board in his sole and exclusive discretion, will be designated for participation each fiscal year. No employee shall be entitled to participation because of past participation, representations, employment agreements or otherwise.


THRESHOLD TO AWARD:      No awards shall be allocated to any participant for a
                         fiscal year unless the Company has had at least a 10% growth in operating income as reported in its audited financial statements. Notwithstanding any such growth, the Chairman may determine, in his discretion, not allocate awards for any fiscal year. Once awards are allocated, however, they are irrevocable subject only to the vesting provisions of this Plan.




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Executive Deferred Bonus Plan                                           Page -2-


ALLOCATION OF GRANT:     The Chairman will allocate for each participant a
                         maximum incentive bonus and such individual goals, if any, as the Chairman deems appropriate for each individual participant.

VESTING AND PAYMENT:     The amount of an individual's deferred bonus award for
                         a particular fiscal year shall be final and fixed with the publication of the Company's audited reports for that fiscal year. After such date neither the Company's performance nor, the employees participation or, lack thereof, in subsequent awards will effect his receipt of the fixed award for that fiscal year. All that is necessary in order to receive payment is to remain in the Company's employ on the vesting dates - that is January 15th of the three years following the award.

                         Accordingly, amounts awarded will vest and be paid (unless deferred) in three equal annual installments starting on the January 15th following each fiscal year award.
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Executive Deferred Bonus Plan                                           Page -3-



FORFEITURE:                   All non-vested amounts allocated to an executive
                              are forfeited if his or her employment terminates for any reason other than death or disability prior to the vesting date.




OPTIONAL DEFERRAL:            Executive will be allowed to defer payments of a
                              grant if such if such election is made at least
                              three months prior to the end of a fiscal year for
                              which bonus are to be allocated. For example, the
                              award for fiscal 1991 and paid starting January
                              1992 must be deferred prior to December 31, 1990.
                              If a payment is deferred, the executive must elect
                              the period of deferral. Deferred amounts will be
                              paid at the earlier of (a) the time specified at
                              the time of such election, or (b) in the
                              discretion of the Chairman at death or permanent
                              disability.
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Executive Deferred Bonus Plan                                           Page -4-


INTEREST:                Interest accrues only on vested amounts that are
                         deferred and accrues for each calendar year at the prime rate in effect on each January 15th as determined by the Chief Financial Officer of the Company.





ASSIGNMENT:              No assignment or transfer of any interest in the Plan
                         whether or not vested, will be valid or recognized.




LIMITATIONS:             Amounts paid or accrued in connection with the Plan
                         are limited by existing and future applicable law or Government policy.


TERM: Continuation of the Plan to be determined annually by the Board of Directors.